CONTACT: MICHELLE SULLIVAN (617) 368-5165

EXHIBIT 99

BOSTON BEER REPORTS RECORD SECOND QUARTER

VOLUME AND REVENUE

      BOSTON, MA (8/7/07) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved second quarter earnings per diluted share of $0.46, a decrease of $0.10 over the second quarter 2006, after taking into account the write-off of $3.4 million or $0.14 net of tax per diluted share for the capitalized brewery costs related to the Company's Freetown, Massachusetts brewery project. The Company posted record second quarter net revenue of $92.9 million, an increase of 17.1% over the same period last year. The net revenue increase in the second quarter was primarily driven by a 14.6% core shipment volume increase and an increase in revenue per barrel of approximately 2.0%. For the six months ended June 30, 2007, the Company's earnings per diluted share were $0.86, an increase of $0.17 over 2006. Net revenue increased by 21.4% to $165.3 million during the first six months of 2007 as compared to the same period 2006.

      Jim Koch, Chairman and Founder of the Company, commented, "We feel very positive about our second quarter depletions growth of 16%. This was our sixth successive quarter of double digit increases. We believe these results are driven by drinkers trading up to our full flavored craft beers and increasing retailer and wholesaler support for the craft category and Samuel Adams. This is a great time to be an American beer drinker due to the variety and availability of so many great craft beers. I believe that the quality and variety of distinct beers that Samuel Adams brews positions us well to meet drinker tastes.

      Martin Roper, Boston Beer Company President and CEO, added, "Our second quarter depletions growth reflected double digit growth in the Samuel Adams brand family, offset by a slight decline in the Twisted Tea brand family. Our Samuel Adams brand continued to benefit from increased drinker interest, increased retailer support and the hard work of our wholesalers supporting our retail initiatives. We believe that our Samuel Adams brand health continues to benefit from our significant brand support investment in media, our sales force and point of sale materials and promotions, and we continue to evaluate incremental investments in order to maintain our leading position." Mr. Roper continued, "Twisted Tea brand family depletions declined slightly in a very competitive flavored malt beverage category, with several new tea entrants in the first half of 2007. We expect the remainder of the year to be very competitive, but we are encouraged by Twisted Tea's resiliency and we plan to continue to invest in the Twisted Tea brand to improve our position."

      Bill Urich, Boston Beer CFO, added, "Our gross margin for the second quarter 2007 decreased to 56.8% from 59.3% in the second quarter last year, due primarily to higher package material and ingredient costs partially offset by price increases and a favorable shift in package and product mix. Most of the cost pressures on package materials and ingredients are expected to continue during the remainder of the year. During the second quarter, we took a $3.4 million write-off of capitalized costs related to the Freetown, Massachusetts brewery project as our entering into the Contract of Sale with Diageo North America for the brewery owned by Diageo in Lehigh Valley, Pennsylvania significantly reduced the likelihood that we would proceed with the construction of a new brewery in Freetown."

      Mr. Roper, commenting on the full year prospects said, "We currently expect that, if our volume gains continue for the rest of the year, we will be able to meet or even exceed our previously communicated earnings goals even after including the asset write-off of brewery costs we took in the second quarter. We still face significant pressures from increasing barley and hops prices and increased glass, freight and utilities costs. We are excited to start our due diligence process with respect to the Lehigh Valley, Pennsylvania brewery but we will not fully understand the viability and cost impact of this brewery until that process is complete. We continue to assess the available combinations of supply strategies. We will also continue to evaluate appropriate levels of capital investment and investment in our brand to meet long-term growth goals."

2nd Quarter Results

      For the 13-week period ended June 30, 2007, the Company recorded net revenue of $92.9 million, a 17.1% increase over the same period in 2006. Net revenue per barrel for core products increased by 2.0%, primarily due to price increases maintained from the first quarter, offset by a shift in package mix from cases to kegs.

      Distributor sales of the Boston Beer brands to retail (depletions) totaled approximately 0.5 million barrels, an approximate 16.2% increase from the second quarter 2006. This increase was primarily a result of volume increases in Samuel Adams® Seasonals and Brewmaster's Collection, Samuel Adams Boston Lager®, and Sam Adams Light®. Twisted Tea® depletion volume declined slightly in the second quarter.

The Company believes inventories at wholesalers at the end of the second quarter were at appropriate levels.

      The Company's net income of $6.8 million, or $0.46 per diluted share, for the three months ended June 30, 2007, represented a decrease of $1.2 million or $0.10 per diluted share below the same period last year primarily as a result of the write-off of brewery costs, increases in cost of goods sold, selling and advertising expenses and general and administrative expenses partially offset by increases in net revenue. Net revenue increased by $13.5 million, or 17.1%, during the second quarter of 2007 as compared to the second quarter of 2006, due to the increase in core shipment volume and a 2.0% increase in net revenue per barrel for core products. The increase in net revenue per barrel for core products is due to price increases, offset somewhat by a shift in package mix from cases to kegs. Advertising, promotional and selling expenses increased by $3.3 million during the quarter as compared to the prior year, primarily due to increases in freight expenses to wholesalers, advertising and promotional costs. General and administrative costs increased by $0.7 million during the quarter as compared to the prior year, driven by salary and benefit costs. The write-off of brewery costs relates to the Freetown, Massachusetts brewery project as previously discussed. The effective tax rate of 42.4% for the second quarter increased from the 2006 rate of 39.4% due to a true-up of federal income taxes due.

Year to Date Results

Core shipment volume for the six month period ended June 30, 2007 was 0.9 million barrels, an 18.5% increase from the same period in the prior year.

Depletions increased by approximately 17% during the first half of 2007 compared to the same period last year primarily attributable to increases throughout the Samuel Adams® brand family.

      The Company's net income of $12.6 million or $0.86 per diluted share, for the six months ended June 30, 2007, represented an increase of $2.8 million or $0.17 per diluted share over the same period last year, primarily as a result of an increase in net revenue, partially offset by increases in costs of goods sold, selling and advertising expenses, general and administrative expenses, the write-off of brewery costs and income taxes. Net revenue increased by $29.1 million, or 21.4%, during the first half of 2007 as compared to the first half of 2006, due to the increase in core shipment volume and a 2.4% increase in net revenue per barrel for core products. The increase in net revenue per barrel for core products is due to price increases and favorable changes in package and product mix. Advertising, promotional and selling expenses increased by $4.4 million during the first half as compared to the prior year, primarily due to increases in freight expenses to wholesalers, advertising costs and salary and benefit costs. General and administrative costs increased by $1.1 million during the first half as compared to the prior year, driven by salary and benefit costs. The write-off of brewery costs relates to the Freetown, Massachusetts brewery project as previously discussed. The effective tax rate for the first half increased to 41.4% from the 2006 rate of 39.5% due to a true-up of federal income taxes due.

Other matters

      Shipments and orders in-hand suggest that core shipments for the nine months ending September 30, 2007 appear to be up approximately 15% as compared to the same period in 2006. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods. July year-to-date depletions are estimated to be up approximately 17% over 2006.

      As previously reported, the Company has entered into a Contract of Sale to purchase from Diageo North America a brewery located in Lehigh Valley, Pennsylvania for $55 million. The Company currently believes, based on information available to it, that restarting the brewhouse and completing other necessary upgrades to the brewery may cost between $30 million and $75 million, but, until the Company completes its evaluation of the brewery and its potential during the due diligence period, it will not be possible to estimate precisely the total cost of any required renovation and upgrades or the operating and financial statement impact to the Company. The Company has been assessing the viability of constructing a brewery in the Northeast and secured an option on a site in Freetown, Massachusetts, but as the probability of proceeding on this site has decreased due to entering into the Contract of Sale with Diageo for the Lehigh Valley, Pennsylvania brewery, the Company has determined that it is appropriate to write off $3.4 million, the amount capitalized to date on the Freetown, Massachusetts brewery project. The Company currently anticipates preserving its right to purchase the land in Freetown, Massachusetts in case the result of the due diligence on the Lehigh Valley, Pennsylvania brewery proves unsatisfactory. This may require further extensions of time for closing under the purchase and sale agreement, or actually closing on the purchase of the land in Freetown, Massachusetts. If the outcome of the due diligence is unsatisfactory on the Lehigh Valley, Pennsylvania brewery, the due diligence costs associated with the Lehigh Valley, Pennsylvania brewery would be required to be expensed.

      During the second quarter, the Company began brewing and packaging some of its beer in Latrobe, Pennsylvania under an agreement with a wholly-owned subsidiary of City Brewing Company, LLC. The Company has invested in Latrobe to upgrade the brewery to provide for Samuel Adams' traditional brewing process, use of proprietary yeasts and extended aging time, and beer bottling and kegging. The Company has been experiencing some issues at the brewery it owns in Cincinnati due, at least in part, to the extended twenty-four hours a day, seven days a week production. These issues have added costs, produced service levels below the Company's expectations, presented challenges for maintaining the facility to the Company's quality standards, and in some cases has required the Company to hold or destroy product which did not meet these standards. While the Company has and will continue to shut down the Cincinnati brewery periodically to deal with issues as they arise, the addition of production at the Latrobe brewery has and should allow the Company greater flexibility to make the improvements the Company needs at its Cincinnati brewery through these periodic shutdowns, while still maintaining overall production output that meets drinker demand and the Company's service and quality standards. The exact future cost impact of these issues cannot currently be estimated until the Company has fully evaluated all the improvements needed.

      The Company now expects earnings per diluted share to be between $1.42 and $1.70, after accounting for the asset write-off in the second quarter, but absent any significant change in currently planned levels of brand support. The earnings per share range estimate does not include further significant brewery expenses associated with the Lehigh Valley, Pennsylvania brewery or the evaluation of other brewing options. The Company's ability to achieve this type of earnings growth in 2007 is dependent on its ability to achieve challenging targets for volume, pricing and costs.

      Consistent with the Company's earnings release of May 8, 2007, the Company estimates total capital expenditures in 2007 to be between $17 and $21 million, primarily driven by the need to purchase additional kegs to support its draft business. Keg purchases are higher than planned due to faster volume growth rates, higher cooperage costs, and potentially higher keg losses. This revised estimate includes an investment between $3 million and $7 million in the Latrobe Brewery to support the restarting of the historic brew house and modifications to accommodate the Company's beers. Consistent with Boston Beer's commitment to the brewery, the parties are discussing the possibility of Boston Beer acquiring an ownership interest in the Latrobe brewing facility. This capital expenditure estimate does not include the amounts payable for the purchase of the Lehigh Valley, Pennsylvania brewery, the possible purchase of the land in Freetown, Massachusetts nor does it include any other major investments that may be required at the Cincinnati brewery or that might result from the Company's evaluation of its long-term production strategy. The Company's capital investment this year could be between $31 million and $48 million if the company's due diligence process on the Lehigh Valley, Pennsylvania brewery is concluded successfully.

      During the three months ended June 30, 2007, the Company did not repurchase any of its Class A Common Stock. Through August 3, 2007, the Company has repurchased a cumulative total of approximately 7.8 million shares of its Class A Common Stock for an aggregate purchase price of $92.6 million, and had $7.4 million remaining on the $100.0 million share buyback expenditure limit set by the Board of Directors. As of August 3, 2007, the Company had 10.2 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

      The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

      Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While Samuel Adams is the country's largest-selling craft beer, it accounts for only about one-half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

      Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 30, 2006 and December 31, 2005. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Tuesday, August 7, 2007

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:
	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended

	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Barrels sold	507	440	903	764

Revenue	$102,301	$87,635	$182,035	$150,373
Less excise taxes	9,433	8,302	16,719	14,152

Net revenue	92,868	79,333	165,316	136,221
Cost of goods sold	40,130	32,276	72,256	56,491

Gross profit	52,738	47,057	93,060	79,730
Operating expenses:
Advertising, promotional and selling expenses	32,620	29,368	59,126	54,746
General and administrative expenses	6,130	5,381	11,428	10,307
Write-off of brewery costs	3,443	-	3,443	-

Total operating expenses	42,193	34,749	73,997	65,053

Operating income	10,545	12,308	19,063	14,677
Other income, net:
Interest income	1,074	711	2,039	1,299
Other income, net	172	170	339	231

Total other income, net	1,246	881	2,378	1,530

Income before provision for income taxes	11,791	13,189	21,441	16,207
Provision for income taxes	5,000	5,203	8,882	6,400

Net income	$6,791	$7,986	$12,559	$9,807

Net income per common share - basic	$0.48	$0.57	$ 0.89	$0.71

Net income per common share - diluted	$0.46	$0.56	$0.86	$0.69

Weighted-average number of common shares - basic	14,204	13,919	14,161	13,888

Weighted-average number of common shares - diluted	14,680	14,346	14,638	14,320

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:
(in thousands, except share data)

	(unaudited)
	June 30,	December 30,
	2007	2006

Assets
Current Assets:
Cash and cash equivalents	$72,040	$63,147
Short-term investments	20,745	19,223
Accounts receivable, net of allowance for doubtful accounts of $389 and
$451 as of June 30, 2007 and December 30, 2006, respectively	24,249	17,770
Inventories	18,559	17,034
Prepaid expenses and other assets	3,546	2,721
Deferred income taxes	667	667

Total current assets	139,806	120,562

Property, plant and equipment, net	32,930	30,699
Other assets	1,755	1,837
Goodwill	1,377	1,377

Total assets	$175,868	$154,475

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$21,739	$17,942
Accrued expenses	22,486	22,928

Total current liabilities	44,225	40,870
Deferred income taxes	1,494	1,494
Other liabilities	3,316	3,522

Total liabilities	49,035	45,886

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized;
10,226,304 and 9,992,347 issued and outstanding as of June 30, 2007
and December 30, 2006, respectively	102	100
Class B Common Stock, $.01 par value; 4,200,000 shares authorized;
4,107,355 issued and outstanding	41	41
Additional paid-in capital	85,841	80,158
Accumulated other comprehensive loss, net of tax	(197)	(197)
Retained earnings	41,046	28,487

Total stockholders' equity	126,833	108,589

Total liabilities and stockholders' equity	$175,868	$154,475

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Consolidated Statements of Cash Flows:
(in thousands)

	(unaudited)
	Six Months Ended

	June 30,	July 1,
	2007	2006

Cash flows provided by operating activities:
Net income	$12,559	$9,807
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	2,939	2,324
Write-off of brewery costs	3,443	-
Loss on disposal of property, plant and equipment	2	20
Bad debt expense	20	124
Stock-based compensation expense	1,445	1,012
Excess tax benefit from stock-based compensation arrangements	(1,323)	(663)
Purchases of trading securities	(16,290)	(26,050)
Proceeds from sale of trading securities	14,768	28,475
Changes in operating assets and liabilities:
Accounts receivable	(6,499)	(9,933)
Inventories	(1,525)	(267)
Prepaid expenses and other assets	(627)	(560)
Accounts payable	3,797	2,588
Accrued expenses	881	2,380
Other liabilities	(206)	(36)

Net cash provided by operating activities	13,384	9,221

Cash flows used in investing activities:
Purchases of property, plant and equipment	(8,545)	(2,725)
Proceeds from disposal of property, plant and equipment	2	8
Increase in other long-term assets	-	(548)

Net cash used in investing activities	(8,543)	(3,265)

Cash flows provided by (used in) financing activities:
Repurchase of Class A common stock	-	(5,262)
Proceeds from exercise of stock options	2,574	2,158
Excess tax benefit from stock-based compensation arrangements	1,323	663
Net proceeds from sale of investment shares	155	93

Net cash provided by (used in) financing activities	4,052	(2,348)

Change in cash and cash equivalents	8,893	3,608

Cash and cash equivalents at beginning of period	63,147	41,516

Cash and cash equivalents at end of period	$72,040	$45,124

Supplemental disclosure of cash flow information:
Income taxes paid	$7,203	$4,726